Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-153509, 333-163861, and 333-165542, all on Form S-3, and Registration Statement Nos. 333-145036 and 333-167139, each on Form S-8, of The Dolan Company and Subsidiaries of our reports dated March 9, 2012, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of The Dolan Company and Subsidiaries, which appear in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 9, 2012